Exhibit 99.1

Contact:

Deborah Stapleton

Stapleton Communications

(650) 470-0200

deb@stapleton.com

CENTILLIUM COMMUNICATIONS APPOINTS NEW CHIEF FINANCIAL OFFICER

FREMONT, Calif., July 15, 2004 – Centillium Communications, Inc. (NASDAQ: CTLM), a leading provider of broadband access solutions, today announced the appointment of J. Scott Kamsler as Vice President and Chief Financial Officer.

“We are very pleased to add Scott to our executive team,” said Faraj Aalaei, Chief Executive Officer and Co-founder of Centillium. “Scott’s broad and extensive management experience will further strengthen our organization and help us meet the strategic objectives of the company.”

Mr. Kamsler joins the company with more than 25 years of experience at both private and public technology companies in the communications, semiconductor and instrumentation industries. Prior to joining Centillium, Mr. Kamsler served as Vice President of Operations at Wyse Technology Inc., Vice President, Finance and Chief Financial Officer at Tasman Networks, Inc. and Senior Vice President, Finance and Chief Financial Officer at Symmetricom, Inc. He previously served as Vice President, Finance and Chief Financial Officer at Solitec, Inc., DSP Technology Inc. and E-H International, Inc. He was also a co-founder and a board member of DSP Technology. In addition, Mr. Kamsler held various finance positions at Intel Corporation. He is a CPA and was an auditor with Peat Marwick Mitchell. Mr. Kamsler received his Bachelor of Arts degree from Willamette University and his M.B.A. from the University of Washington.

Mr. Kamsler replaces Darrel Slack, who had announced on April 28, 2004 that he would be leaving the company after a successor was found.

About Centillium Communications

Centillium Communications, Inc. is a leading provider of broadband access solutions with innovative systems-level products for the consumer, enterprise and service provider markets. The Company’s high-performance and cost-effective infrastructure and service enabler products gives its customers the winning edge in broadband access. Centillium Communications’ products include digital and mixed-signal integrated circuits and related hardware and software applications for Digital Subscriber Line (DSL) and Optical Networking equipment deployed in central offices and customer premises and Voice-over-Internet Protocol (VoIP) products for carrier-and-enterprise-class gateways and consumer telephony. The Centillium Communications headquarters are located at 215 Fourier Avenue, Fremont, CA 94539. Additional information is available at www.centillium.com.

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